Exhibit 99.1

FOR IMMEDIATE RELEASE

Offshore Group Investment Limited (also known as Vantage Drilling) Receives Court Approval of Prepackaged Restructuring and Recapitalization Plan

HOUSTON, TX – January 15, 2016 – Offshore Group Investment Limited (“OGIL” or the “Company”) today announced that the Company and its affiliated chapter 11 debtors have received court approval of their prepackaged restructuring and recapitalization plan (the “Prepackaged Plan”) pursuant to an order dated January 15, 2016.

“The Court’s confirmation of our Prepackaged Plan marks an important milestone in our path to emerge from chapter 11 and secure our future as a robust, well-capitalized offshore drilling services provider. We will continue to provide our customers with industry-leading expertise and safe, efficient drilling services, as is our norm,” said Paul Bragg, Chief Executive Officer. “The senior management team and I sincerely appreciate the ongoing support of our customers, suppliers, and stakeholders, as well as the unrelenting dedication of our employees, which together have allowed us to continue our operations in the normal course throughout this process.”

Among other things, the Prepackaged Plan eliminates more than $1.5 billion of senior secured debt and most cash interest. More specifically, the Prepackaged Plan provides for a debt-for-equity swap that will result in existing term loan lenders and secured noteholders converting their loans and notes into equity and a pro rata share of $750 million of senior subordinated convertible notes. The new notes will pay interest through the issuance of additional notes (PIK notes) and will have no cash interest burden. Holders of indebtedness under OGIL’s asset-backed revolving credit facility will execute an amended and restated senior secured term loan and letter of credit facility and will receive a payment of $7 million in cash. OGIL also completed a fully backstopped rights offering of senior secured second lien notes with an aggregate offering amount of up to $75 million. All customer, vendor, and employee obligations associated with the ongoing business will remain unaffected.

Additional information regarding OGIL’s restructuring is available at http://dm.epiq11.com/OGI/Project# or the Company’s website at http://vantagedrilling.com/investor-relations/restructuring-information.

Weil, Gotshal & Manges LLP is serving as legal counsel and Lazard Frères & Co. LLC is serving as investment banker to OGIL. Alvarez & Marsal North America, LLC is serving as financial adviser to OGIL.

About OGIL

OGIL, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships the Platinum Explorer, the Titanium Explorer, and the Tungsten Explorer, as well as four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. OGIL’s primary business is to contract drilling units, related equipment, and work crews primarily on a dayrate basis to drill oil and natural gas wells. OGIL also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, OGIL is a provider of offshore contract drilling services globally to major, national, and large independent oil and natural gas companies.

Forward-Looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties, and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Offshore Group Investment Limited

(281) 404-4700